Exhibit 99.1

Post Properties, Inc (ticker: PPS, exchange: New York Stock Exchange (.N)) News Release — 3-Oct-2005

Post Properties Elects Stella Ferguson Thayer to Board of Directors

ATLANTA, Oct 03, 2005 (BUSINESS WIRE) — The Board of Directors of Post Properties, Inc. (NYSE: PPS), an Atlanta-based real estate investment trust, today announced the election of Stella Ferguson Thayer as a director. Ms. Thayer, 64, is an attorney and shareholder of the law firm of Macfarlane Ferguson & McMullen, as well as the President and director of Tampa Bay Downs, Inc. In addition, Ms. Thayer is a member of The Florida Council of 100, the Board of Trustees of Tampa General Hospital Foundation, the Board of Trustees of the University of South Florida Foundation, and the Board of Advisors of Columbia Law School.

Chairman Goddard said, “We are delighted that Stella Thayer has agreed to join the Board. Ms. Thayer is a highly respected professional whose background will bring a wealth of knowledge and insight to Post. The addition of another independent director with the stature and experience of Ms. Thayer will further enhance the depth of our Board and reflects our commitment to the highest standards of corporate governance.” Post Properties, founded more than 30 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (REIT), the Company focuses on developing and managing Post(R) branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in nine markets across the country.

Post Properties owns 21,795 apartment homes in 58 communities, including 545 apartment units in two communities held in unconsolidated entities and 205 apartment units in one community currently under development. The Company is also developing 145 for-sale condominium homes and is converting 248 apartment units in two communities (including 121 units in one community held in an unconsolidated entity) into for-sale condominium homes through a taxable REIT subsidiary.

SOURCE: Post Properties, Inc.

Post Properties, Inc., Atlanta
Janie Maddox, 404-846-5056